As filed with the Securities and Exchange Commission on May 29, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

FIRST BUSEY CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	37-1078406
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

100 W. University Avenue

Champaign, Illinois 61820

(Address of principal executive offices, including zip code)

(217) 365-4516

(Registrant’s telephone number, including area code)

First Busey Corporation 2020 Equity Incentive Plan

(Full Title of Plan)

John J. Powers

Executive Vice President, General Counsel

100 W. University Avenue

Champaign, Illinois 61820

(217) 365-4639

(Telephone number, including area code, of agent for service)

With copies of all communications to:

Matthew M. Friestedt, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Phone: (212) 558-3370

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $0.001 par value, issuable under the First Busey Corporation 2020 Equity Incentive Plan	1,829,606	$16.55	$30,279,979.30	$3,930.34
Total				$3,930.34

(1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the First Busey Corporation 2020 Equity Incentive Plan (“2020 Equity Incentive Plan”) described herein in the event of a stock dividend, stock split, reverse stock split, extraordinary dividend, extraordinary distribution, recapitalization, reorganization, merger, combination, consolidation, split-up, spin-off, combination, exchange of shares, rights offering, separation, reorganization, liquidation or similar event.

(2) Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(h) of the Securities Act of 1933, the proposed maximum offering price per share is based on the average high and low prices of the common stock as reported on the NASDAQ Global Select Market on May 22, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I (“Information Required in the Section 10(a) Prospectus”) will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Registrant will provide participants of the 2020 Equity Incentive Plan, upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for such documents should be directed to First Busey Corporation, 115 N. Neil Street, Suite 216, Champaign, Illinois 61820, Attention: Principal Accounting Officer, telephone number (217) 365-4045.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents which have been filed with the SEC by First Busey Corporation (“First Busey” or the “Registrant”) pursuant to the Securities Exchange Act of 1934 (“Exchange Act”) are incorporated herein by reference:

(a) First Busey’s Annual Report on Form 10-K for the year ended December 31, 2019 (filed with the SEC on February 27, 2020) (Commission File No. 000-15950);

(b) First Busey’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 (filed with the SEC on May 7, 2020);

(c) First Busey’s Current Reports on Form 8-K filed with the SEC on January 14, 2020, February 6, 2020, March 27, 2020, March 31, 2020, April 14, 2020, May 4, 2020, May 22, 2020 and May 27, 2020; and

(d) The description of First Busey’s common stock, par value $.001 per share (“Common Stock”), contained in the Registrant’s Registration Statement on Form 8-A, filed with the SEC on April 30, 1990 (1934 Act File No. 000-15950), and all amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by First Busey with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents, except that information furnished to the SEC under Item 2.02 or Item 7.01 in Current Reports on Form 8-K and any exhibit relating to such information, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof (the “Prospectus”) to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the issuance of the shares of Common Stock will be passed on for the Registrant by Lewis Roca Rothgerber Christie LLP.

Item 6. Indemnification of Directors and Officers.

Subsection 1 of the Nevada Revised Statutes (“NRS”) Section 78.7502 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if (a) that person is not liable pursuant to NRS Section 78.138 (which provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless the presumption established by NRS Section 78.138(3) has been rebutted and it is proven that (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) such breach involved intentional misconduct, fraud or a knowing violation of law); or (b) that person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

Subsection 2 of NRS Section 78.7502 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if he or she (a) is not liable pursuant to NRS Section 78.138 and (b) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Subsection 3 of NRS Section 78.7502 provides that any discretionary indemnification under NRS Section 78.7502, unless ordered by a court or advanced, as provided for under NRS Section 78.7501, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

NRS Section 78.751 further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2 of NRS Section 78.7502, or in defense of any claim, issue or matter therein, a corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense.

NRS Section 78.751 further provides that the indemnification provided for by NRS Section 78.7502 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and shall inure to their heirs, executors and administrators. NRS Section 78.752 empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against such person or liability or expenses incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the authority to indemnify such person against such liabilities under NRS Section 78.7502.

Article Tenth of First Busey’s amended and restated articles of incorporation, as amended, provides that no director or officer shall be personally liable to First Busey or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for: (a) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of distributions in violation of NRS Section 78.300.

Article Thirteenth of First Busey’s amended and restated articles of incorporation, as amended, provides that First Busey shall, to the fullest extent permitted by NRS Section 78.751, as the same may be amended or supplemented from time to time, indemnify any and all persons whom First Busey shall have power to indemnify under NRS Section 78.751 from and against any and all of the expenses, liabilities or other matters referred to in or covered by NRS Section 78.751, and the indemnification provided for shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

First Busey's amended and restated by-laws provide further that First Busey shall indemnify and hold harmless any person, subject to the limits of applicable federal law and regulation and to the fullest extent permissible under the NRS, who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative of, is or was a director or officer or is or was serving at First Busey’s request or for First Busey’s benefit as a director or officer of another corporation, or as First Busey’s representative in a partnership, joint venture, trust or other enterprise against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him or her in connection therewith. First Busey’s board of directors may in its discretion cause the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding to be paid by First Busey as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Any such right of indemnification is not exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any by-law, agreement, vote of stockholders, provision of law or otherwise.

Additionally, First Busey has purchased director and officer liability insurance.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See the Exhibit Index following the signature page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§ 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Champaign, State of Illinois, on May 29, 2020.

FIRST BUSEY CORPORATION

By:	/s/ Van. A. Dukeman
Van A. Dukeman
President and Chief Executive Officer

By:	/s/ Jeffrey D. Jones
Jeffrey D. Jones
Chief Financial Officer

By:	/s/ Lynette M. Strode
Lynette M. Strode
Principal Accounting Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of First Busey, hereby severally constitute and appoint Van A. Dukeman, Jeffrey D. Jones, John J. Powers and Amy L. Randolph as our true and lawful attorneys and agents, each with full power of substitution, to do any and all things in our names in the capacities indicated below which said attorneys and agents may deem necessary or advisable to enable First Busey to comply with the Securities Act of 1933, and any rules, regulations and requirements of the SEC, in connection with the registration of common stock of First Busey issued pursuant to the First Busey Corporation 2020 Equity Incentive Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said attorneys and agents shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Van A. Dukeman	Director; President and Chief Executive Officer (principal executive officer)	May 29, 2020
Van A. Dukeman

/s/ Jeffrey D. Jones	Executive Vice President and Chief Financial Officer (principal financial officer)	May 29, 2020
Jeffrey D. Jones

/s/ Lynette M. Strode	Principal Accounting Officer, Senior Vice President and Director of Investor, Board & Management Reporting	May 29, 2020
Lynette M. Strode

/s/ Gregory B. Lykins	Chairman	May 29, 2020
Gregory B. Lykins

/s/ George Barr	Director	May 29, 2020
George Barr

/s/ Stanley J. Bradshaw	Director	May 29, 2020
Stanley J. Bradshaw

/s/ Michael D. Cassens	Director	May 29, 2020
Michael D. Cassens

/s/ Karen M. Jensen	Director	May 29, 2020
Karen M. Jensen

/s/ Frederic L. Kenney	Director	May 29, 2020
Frederic L. Kenney

/s/ Stephen V. King	Director	May 29, 2020
Stephen V. King

/s/ Thomas G. Sloan	Director	May 29, 2020
Thomas G. Sloan

FIRST BUSEY CORPORATION

EXHIBIT INDEX

TO

FORM S-8 REGISTRATION STATEMENT

Exhibit No.	Description
4.1	Amended and Restated Articles of Incorporation of First Busey Corporation, together with: (i) the Certificate of Amendment to Articles of Incorporation, dated July 31, 2007; (ii) the Certificate of Amendment to Articles of Incorporation, dated December 3, 2009; (iii) the Certificate of Amendment to Articles of Incorporation, dated May 21, 2010; and (iv) the Certificate of Change Pursuant to Nevada Revised Statutes Section 78.209, dated September 8, 2015 (filed as Exhibit 3.1 to First Busey’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, filed with the SEC on November 6, 2015, and incorporated herein by reference)

4.2	Certificate of Amendment to Articles of Incorporation, dated May 22, 2020

4.3	First Busey Corporation Amended and Restated By-Laws (filed as Exhibit 3.1 to First Busey’s Current Report on Form 8-K dated November 18, 2008, filed with the SEC on November 24, 2008, and incorporated herein by reference)

4.4	First Busey Corporation 2020 Equity Incentive Plan (filed as Appendix A to First Busey’s Proxy Statement on Form DEF 14A, filed with the SEC on April 9, 2020, and incorporated herein by reference)

4.5	First Busey Corporation 2020 Equity Incentive Plan Form of Restricted Stock Unit Award Agreement

5.1	Opinion of Lewis Roca Rothgerber Christie LLP (including consent)

23.1	Consent of RSM US LLP

23.2	Consent of Lewis Roca Rothgerber Christie LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page to the Registration Statement)

-10 -